Exhibit 10.13

TRADEMARK LICENSE TERMS & CONDITIONS

The terms and conditions of this Agreement shall govern the grant by Docklight LLC (“Licensor”) of a limited license to use certain intellectual property rights to the party named in the License Schedule (“Licensee”).

1. LICENSE GRANT

1.1 Licensed Rights. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee an exclusive license to use the trademarks (the “Licensed Property”) on or in connection with the manufacture, sale, distribution, marketing, advertising and other related activities of the goods and/or services (“Licensed Products”) solely for the period (the “License Period”) in the territory (the “Licensed Territory”), subject to Licensee’s payment of the Royalty (“Royalty”), each as set forth in the License Schedule. Also during the Licensed Period, Licensor shall grant to Licensee an exclusive license to any recipe or formulation for the manufacture and sale of the Licensed Products in the Licensed Territory.

(a) From time to time, Licensor may modify, update, or change the Licensed Property and/or Licensed Product, including but not limited to changes to the spelling, designs, fonts, logos, or colors of the Licensed Property or changes in the recipes or formulations of the Licensed Product. The Licensed Rights shall extend to all such modifications, updates, or changes.

(b) Upon any such modification, update, or change, Licensor shall provide written notification to the Licensee of the modification, update, or change and provide written examples thereof.

(c) Upon receipt of the written notification, Licensee shall, within a commercially reasonable time, conform its use of the Licensed Property and/or its use of the recipes and formulations so as to be consistent with all modifications, updates, or changes.

1.2 Rights Not Granted. This Agreement is not an assignment or grant to Licensee of any right, title or interest in or to the Licensed Property, other than the grant of rights to use the Licensed Property on or in connection with Licensed Products in the Licensed Territory as set forth herein. Licensee shall not use the Licensed Property other than as specifically permitted hereunder. Licensee agrees that in using the Licensed Property, it will in no way represent that it has any right, title or interest in or to the Licensed Property other than as expressly granted under the terms of this Agreement.

1.3 Duty to Exploit License. Licensee shall use commercially reasonable efforts during the License Period to (a) manufacture the Licensed Products; (b) distribute and sell the Licensed Products; and (c) engage in Advertising and Promotion (as defined below) in the Licensed Territory.

1.4 Covenants. Licensee covenants that either during the License Period or thereafter, Licensee shall not do nor permit any of the following:

(a) any act or omission in derogation of the rights of Licensor in the Licensed Property;

(b) any use of the Licensed Property in a manner not specifically authorized by this Agreement;

(c) any act or omission calculated or likely to harm the Licensed Property or bring the Licensed Property into disrepute;

(d) any act or omission calculated or reasonably likely to harm the Licensor or bring the Licensor into disrepute;enter into any sublicense or otherwise assign or transfer any right or obligation except as expressly authorized under this Agreement;

(e) attack the validity of the Licensed Property;

(f) make unauthorized modifications of the Licensed Property including but not limited to changes in spelling, designs, fonts, logos, or colors;

(g) make unauthorized modification to the recipes or formulations of the Licensed Products without the prior, written consent of the Licensor;

(h) affix any third party trademark, logo, word, or design to the Licensed Products or use any other trademark, logo, word, or design in connection with the Licensed Products except that Licensee may use its own trademarks, logos, words, designs, or trade names on packaging, advertising and promotional materials for the Licensed Products;

(i) claim, use, or apply to register, record or file any trademark, trade name, business name, corporate name, domain name, social media user name, email address, metatag, Adwords or similar search term, copyright, or design that is identical with, confusingly similar to, clearly derived from or based on or that includes any of the Licensed Property; or

(j) use any of the Licensed Property in a manner which is likely to depreciate or cause material harm to the goodwill attached to any of the Licensed Property.

1.5 Licensee Trademarks. It shall not be a breach of covenants in Section 1.4 if Licensee independently develop its own trademarks (the “Licensee Trademarks”) on or in connection with the manufacture, sale, distribution, marketing, advertising and other related activities of the Licensed Products so long as the Licensee Trademarks are not identical with, confusingly similar to, clearly derived from, or based on, or that includes any of the Licensed Property. For the avoidance of doubt, Licensee Trademarks may be used on or in connection with goods and services that are deemed competitive to the Licensed Products.

1.6 Right of First Offer. During the License Period, Licensor shall not directly or indirectly through an affiliate enter into any agreement or consummate any license agreement relating to any newly developed trademarks (the “Future Trademark”) on or in connection with the Licensed Products in the Licensed Territory with any independent third party other than Licensee except in compliance with the terms and conditions of this Section 1.6. For the avoidance of doubt, Future Trademark means any new trademark that is not set forth in the License Schedule; Future Trademark does not include mere modifications, updates, and changes to Licensed Property as set forth in the License Schedule.

(a) If, at any time during the License Period, Licensor desires to grant a license to use a Future Trademark, Licensor shall first give written notice (“the Offer Notice”) to the Licensee stating its bona fide intention to license the Future Trademark, the exact nature of the Future Trademark, and all material terms and conditions, including the proposed royalty rate and any guaranteed minimum royalty.

(b) Upon receipt of the Offer Notice by the Licensee, the Offer Notice shall be irrevocable for a period of thirty (30) days (the “ROFO Notice Period”).

(c) The Licensee shall have until the end of the ROFO Notice Period to exercise its Right of First Offer by delivering a written notice (a “ROFO Exercise Notice”) to the Licensor stating that it offers to license such Future Trademark on the terms specified in the Offer Notice. Any ROFO Exercise Notice so delivered shall be binding upon delivery and irrevocable by the Licensee.

(d) The Licensee, if it does not deliver the ROFO Exercise Notice during the

ROFO Notice Period, shall be deemed to have waived its rights to exclusively license the Future Trademark in the Licensed Territory.

(e) If no ROFO Exercise Notice is delivered within the ROFO Notice Period, the Licensor shall, during the sixty (60) days following the expiration of the ROFO Notice Period (the “ROFO Transfer Period”), be free to license the Future Trademark to any independent third party without further obligation to the Licensee and on terms and conditions no more favorable to the independent third party than those specified in the Offer Notice. If the Licensor does not license the Future Trademark, or if such licensed is not consummated within the ROFO Transfer Period, the right provided hereunder shall be deemed to be revived and the Future Trademark shall not be offered to any independent third party unless first re-offered to the Licensee in accordance with this Section 1.6.

2. ADVERTISING AND PROMOTION

2.1 Advertising and Promotion. Subject to all laws, rules, regulations, standards and orders applicable to the advertising and marketing of the Licensed Products, Licensee shall have the right to use the Licensed Property to market, advertise and promote the sale of the Licensed Products during the License Period in the Licensed Territory in all media (“Advertising and Promotion”), subject to the approvals as set forth in Section 6.3 below. All Advertising and Promotion shall comply with all standards, specifications and/or designs as may be established by Licensor and furnished to Licensee from time to time. In addition, all Advertising and Promotion shall be consistent with the premium brand prestige of the Licensed Property. Licensee must display appropriate disclaimers regarding territorial purchase limitations and Licensee’s use of the Licensed Property under license from Licensor, as approved by Licensor. Licensee shall, in good faith and at its own expense and subject to the approval required by Section 6.3 hereof:

(a) market, advertise, promote and sell the Licensed Products to Customers (as defined in Section 5.2 below) located in the Licensed Territory consistent with good business practice, in each case using commercially reasonable efforts to maximize sales of the Licensed Products;

(b) establish and maintain a sales and marketing organization sufficient to develop to the satisfaction of Licensor the market potential for the sale of the Licensed Products, independent sales representatives and a distribution organization and facilities sufficient to make the Licensed Products available to meet demand;

(c) develop and execute a marketing plan in concert with Licensor sufficient to fulfill its obligations under this Agreement, which shall provide additional brand support to Resellers as may be mutually determined by Licensor and Licensee;

(d) spend such amounts as are reasonable and customary for the business contemplated herein on other marketing and promotional activities with respect to Licensed Products not specifically delineated hereunder including, but not limited to, point-of-sale materials (including fixtures and signage), but in any event, no less than 2% of Licensee’s gross revenues derived from sale of Licensed Products;

(e) have sufficient knowledge of the industry and products competitive with each Licensed Product (including specifications, features and benefits) so as to be able to explain in detail to the Customers the differences between the Licensed Product and competing products, and information on standard protocols and features of each Licensed Product;

(f) observe all reasonable directions and instructions given to it by Licensor in relation to the marketing, advertisement and promotion of the Licensed Products, including Licensor’s sales, marketing and merchandising policies as they currently exist or as they may hereafter be changed by Licensor (“Brand Guidelines”), to the extent that these marketing materials, advertisements or promotions refer to the Licensed Products or otherwise use the Licensed Property;

(g) in any and all contacts between Licensee and any Reseller, Licensee must identify to the Reseller, Licensee’s full legal name, trade name, or both; and

(h) market, advertise, promote and sell Licensed Products and conduct business in a manner that reflects favorably at all times on the Licensed Products and the good name, goodwill and reputation of Licensor and Licensed Property, and consistent with the brand prestige of the Licensed Property.

3. PACKAGING

3.1 Licensed Products Packaging. All Licensed Products produced under this Agreement shall be packaged in packaging which meets all requirements of Applicable Law and has been approved by Licensor pursuant to Section 6.3 (the “Packaging”). Licensee is responsible for ensuring, and further represents, warrants and covenants, that all Licensed Products are and shall be packaged in the Packaging.

3.2 Additional Labels. No labels or marks shall be placed on the Packaging unless supplied to Licensee by Licensor, required under Applicable Law, or otherwise pre-approved by Licensor in writing, the pre-approval of which shall not be unreasonably withheld. Similarly, the Packaging and labels shall not be altered in any material way, except for the insertion of the true weight, count, quantity, price or other information required by Applicable Law, solely onto the designated areas of the labeling or packaging where provided.

4. MANUFACTURING

4.1 Manufacture. Licensee is responsible for ensuring, and further represents, warrants and covenants, that all Licensed Products are and shall be cultivated, manufactured, stored, packaged, handled and shipped under sanitary conditions and in full compliance with all federal and provincial laws, rules, regulations, standards and orders applicable to the facilities, controls, manufacturing, processing, packaging, storing, and handling of the Licensed Products in effect during the License Period (collectively, “Applicable Law”) and shall be of good merchantable and usable quality, free of all defects and suitable for the purposes for which the Licensed Products are marketed, sold and used.

4.2 Manufacture of Licensed Products by Third Parties. In the event the Licensed Products are to be designed, cultivated, manufactured, supplied, stored, packaged, handled or shipped by third party designers, cultivators, manufacturers, and/or suppliers (collectively, “Manufacturers”), Licensee shall notify Licensor of the name and address of such Manufacturer(s) and must, prior to engaging such Manufacturer, obtain Licensor’s prior written approval. Licensee shall require that the Manufacturer agree to be bound by all terms and conditions in this Agreement applicable to its function as Manufacturer of the Licensed Products. Licensee agrees to strictly enforce against its Manufacturer(s) all of the applicable provisions in the agreement between Licensee and such Manufacturer(s) for the protection of Licensor and to promptly advise Licensor of any violations thereof by any Manufacturer(s) of which Licensee becomes aware.

4.3 Quality Standard. The nature and quality of the Licensed Products shall conform to all specifications and standards of quality approved by Licensor pursuant to Section 6.3.

5. DISTRIBUTION

5.1 Distribution. Licensor shall have the right to distribute the Licensed Products to Resellers (defined below) in the Licensed Territory during the License Period. Licensee shall have no right to appoint a subdistributor without the prior written approval of Licensor, which shall not be unreasonably withheld; however, if approved by Licensor, Licensee shall enter into a written agreement, reasonably acceptable to Licensor, with such approved subdistributor, with terms that are as least as protective of the rights and information of Licensor under this Agreement, and Licensee shall be solely responsible for any acts or omissions of any of its subdistributors regarding the distribution of the Licensed Products

5.2 Restrictions. Licensee may distribute Licensed Products solely in the Licensed Territory and solely to (i) entities which are properly licensed or approved by the applicable governmental authority to resell cannabis products (each, a “Reseller”), and (ii) eligible individuals (each an “End User”) (End Users and Resellers collectively, the “Customers”). For clarity, a Reseller shall not include a subdistributor. Licensee shall not sell Licensed Products to any Reseller whom Licensee knows or has reason to believe is purchasing Licensed Product for resale other than to Customers in the Licensed Territory. Licensee has the sole obligation and responsibility for ensuring that the Resellers comply with the terms and conditions of this Agreement and Applicable Laws. Licensee shall diligently monitor and enforce Licensee obligations that are discharged by any of the Resellers.

5.3 Minimum Advertised Price. Licensor shall establish a Minimum Advertised Price (“MAP”) for all Licensed Products. The MAP may be adjusted by Licensor upon fifteen (15) days’ notice to Licensee. Licensee will not cause or permit Licensed Products to be advertised at a price below MAP. The MAP applies only to advertised prices and does not apply to the price at which the Licensed Products are actually sold or offered for sale to an End User, which remains in the discretion of the Licensee and/or Customer.

5.4 Other Obligations.

(a) All Reseller orders shall be by means of signed written purchase orders, the form of which shall be reasonably acceptable to Licensor, and which contains terms that are at least as protective of the rights and information of Licensor under this Agreement.

(b) During the License Period, Licensor will refer any and all orders or inquiries from potential customers within the Licensed Territory to Licensee. Licensee will promptly refer any and all orders or inquiries from potential customers outside of the Licensed Territory to Licensor.

(c) Licensee shall use commercially reasonable efforts to maintain quantities of Licensed Products at all times during the License Period as reasonably necessary in order to meet the demand of Customers and potential Customers.

6. APPROVALS AND QUALITY CONTROL

6.1 Quality Assurance and Control. Licensee will perform quality assurance inspections to assure the compliance of the Licensed Products with the product specifications set forth in any purchase order and to meet all applicable health and safety requirements. Licensee will maintain separate lot code control for every batch produced and maintain a file recording where all products by lot code where shipped. Licensee shall retain samples of each batch of Licensed Products produced and filled for a period of no less than two (2) years. Licensee shall ensure that any Manufacturers and any and all raw material suppliers maintain a quality control program consistent with Applicable Law.

6.2 Inspection. Licensor or its representatives shall have the right, but not the obligation, no more frequently than once per calendar quarter and upon reasonable advance written notice, to visit, inspect and audit Licensee’s facilities and books and records, and/or any Manufacturer’s facilities and books and records, relating to Licensed Products manufactured hereunder. Licensor will perform such audits at Licensor’s expense; provided, however, that if any such visit, inspection or audit reveals that Licensee or a Manufacturer is not in material compliance with this Agreement, Licensor will provide written notice of such deficiency and Licensee will reimburse Licensor for its costs in connection therewith. In addition, Licensee agrees to correct any material deficiencies or defects that affect the quality of Licensed Products identified by Licensor during any inspection, and Licensee shall provide Licensor with a written response detailing the actions taken to correct such defects within thirty (30) days after such observations were made by Licensor or its representative to Licensee in writing. Licensor may conduct an inspection, at the expense of Licensee, after such defects are corrected to ensure that Licensee is in material compliance with this Agreement.

6.3 Prior Approval. No Licensed Product, Packaging, or advertising or promotional material therefor shall be sold, distributed or published without Licensor’s prior written approval, which shall not be unreasonably withheld. Subject to Section 6.4, (a) prior to the sale or distribution of any new line of Licensed Product, Licensee shall provide to Licensor, free of cost, specimen samples of Licensed Product, Packaging, packaging inserts, labels, advertising or promotional material as may be reasonably requested by Licensor. Licensor shall use commercially reasonable efforts to review and approve or reject all requests for approval with an explanation of concerns within three (3) business days of receiving any such request.

6.4 For the purposes of Section 6.3., prior approval shall not be required for de minimus changes to Licensed Product specifications, or for immaterial changes to Packaging or advertising or promotional material which was previously approved by Licensor

7. SAFETY, COMPLAINTS, RECALLS, DEFECTS

7.1 Safety; Compliance with Laws. Each Licensed Product shall be manufactured, packaged, labeled, sold and distributed in accordance with all laws, rules and regulations governing the manufacture, quality, safety, transportation, and distribution of such products. Licensee expressly acknowledges and agrees that Licensor shall rely on Licensee to ensure that the cultivation, manufacture, packaging, labeling, advertising, sale and distribution of Licensed Products hereunder shall conform in all respects with all Applicable Laws. Each party shall promptly bring to the other party’s attention any concerns it may have with respect to legal compliance of any Licensed Products. Licensee represents, warrants, and agrees that all Licensed Products produced pursuant to the terms and conditions of this Agreement, and the labeling, packaging, manufacture, possession, distribution, storage, sale and delivery of all such Licensed Products, shall: (a) comply with or exceed the requirements of all applicable federal and provincial laws, rules, and regulations, including but not limited to those applicable to the manufacture, pricing, sale and/or distribution of the Licensed Products; and (b) produce articles of good quality and which are substantially free of defects in design, materials and workmanship, and shall comply with such specifications, if any, as may have been specified in connection with this Agreement, and shall fully conform to any sample thereof approved by Licensor.

7.2 Product Testing Requirements. Licensee shall follow reasonable, proper, and validated procedures for testing the Licensed Product(s) to ensure microbial and chemical contaminants are within generally accepted tolerance limits for herbal medicines for human consumption. The testing procedures and tolerance limits shall comply with all applicable federal, state or provincial, and local laws. Upon Licensor’s written request, Licensee shall provide a copy of such product testing results to Licensor. Licensor may elect (in its sole discretion and at its sole expense) to independently test any Licensed Product(s) hereunder. Licensed Product(s) found not to comply with the provisions of this Agreement shall be deemed unapproved and shall not be shipped, distributed or sold by Licensee (or any shipment currently in progress shall be immediately halted until Licensor’s receipt and approval of the results of any retest thereof) until it has been brought into full compliance. Licensee shall also give reasonable consideration to any of Licensor’s recommendations that the Licensed Product(s) exceed the requirements of applicable Laws.

7.3 Complaints. Upon any claim, complaint or assertion by a government or regulatory agency that a Licensed Product is unsafe or unfit for human consumption, the Licensee shall immediately undertake an investigation and take appropriate actions to minimize risk to consumers until there has been a final determination of the safety issue to the satisfaction of Licensor. Each party shall immediately, but in any event no later than five (5) days, notify the other party of a complaint with respect to a Licensed Product received from any source, including but not limited to those which refer to the safety of a Licensed Product or its fitness for human consumption, or which refer to compliance with applicable laws or regulations.

7.4 Recalls. If any of the Licensed Products pose a safety threat to the consumer, Licensee shall immediately recall such Licensed Products from the marketplace, and take any other measures Licensor may reasonably demand. If any of the Licensed Products are the subject of negative publicity due to poor quality and/or safety of the Licensed Products, Licensee shall, upon Licensor’s reasonable request, immediately recall such Licensed Products from the marketplace, and take any other measures Licensor may reasonably demand. Notwithstanding, Licensor shall be entitled to Royalties for all sales of Licensed Products that may be recalled for any reason. Licensee shall assume all the obligations, liabilities, costs and expenses relating in any recalls of Licensed Product under this Section 7.4.

7.5 Product Defects.

(a) As between Licensor and Licensee, Licensee assumes all liability for defects or any type of product liability claim regarding the Licensed Products. In the event that a Customer of any Licensed Product manufactured or sold during the License Period, or any other third party, claims such Licensed Product to be defective or in breach of any warranty or otherwise raises a product liability claim with respect to the Licensed Product, Licensee shall assume all the obligations, liabilities, costs and expenses relating in any manner to such Licensed Product, including, without limitation, any claimed defect or breach of warranty or other product liability claim.

(b) To the extent permitted by law, Licensee will furnish each purchaser of Licensed Products with Licensee’s limited warranty (as may be amended from time to time) and with information as to the safe and proper operation and maintenance of the Licensed Products. Without limiting any obligations set forth in this Agreement, Licensee further agrees that it shall act reasonably in processing any warranty claims for Licensed Products using the warranty procedures established by Licensor.

8. STATEMENTS, PAYMENTS, RECORDS, TAXES.

8.1 Royalty. In consideration of the rights granted hereunder, Licensee shall pay to Licensor fees as set forth on the applicable License Schedule (“Royalty”).

8.2 Special Sales. Licensee shall not sell or distribute the Licensed Products without an invoice and shall not solicit or accept other compensation attributable to the distribution of the Licensed Products separate from or in addition to the price which appears on the invoice. Licensee shall not sell the Licensed Products at discounts except those normal and customary in the trade.

8.3 Monthly Sales Statements. Licensee shall keep separate written records of all Licensed Products sold during the License Period of this Agreement. Upon Licensor’s written request and within fifteen (15) days following Licensor’s written request, Licensee shall furnish to Licensor complete and accurate written statements identifying each Reseller, the number of Licensed Products sold itemized by product and retail location, gross sales prices, itemized deductions from gross sales prices (including any returns actually credited during such month) and Net Sales of the Licensed Products, by month preceding the date of such report (“Monthly Sales Statement”). Licensee shall certify the statements as complete and correct. “Net Sales” shall mean the gross revenues received from sales by Licensee of Licensed Products to Customers less normal deductions such as returns, discounts, allowances and uncollectible amounts. Licensed Products shall be considered sold when invoiced. No deduction shall be made for commissions, for sales made on an approval, consignment or return basis, nor for any costs incurred in the manufacture, sale, distribution or exploitation of the Licensed Products. A Royalty shall not be owed to Licensor for promotional items given away for free provided that the total value of such promotional items given away for free in any given calendar quarter shall not exceed an amount equal to one percent (1%) of the total Net Sales of that calendar quarter, without Licensor’s prior written approval.

8.4 Time and Method of Payments.

(a) The Royalty shall be calculated at the end of each calendar quarter, and shall be paid to Licensor no later than thirty (30) days following the end of such calendar quarter. All amounts due and owing to Licensor but not paid by Licensee by the due date will bear interest from the due date in U.S. Dollars at the rate of eight per cent (8%) per annum (calculated on a monthly basis), until such time that all of the outstanding amount and interest thereon is paid in full (“Default Interest”). In the event Default Interest is assessed, Licensor may allocate payments, first, towards repayment of outstanding Default Interest, and thereafter, towards repayment of outstanding amounts due and owing.

(b) Payments to be made by Licensee to Licensor under this Agreement shall be paid in U.S. dollars by (i) check made to the order of Licensor, (ii) bank wire transfer in immediately available funds to such bank account in the United States designated in writing by Licensor from time to time, or (iii) offset against any outstanding amounts that Licensor owes to Licensee. For the avoidance of doubt, Licensee retains all risk associated with the transfer of payments to Licensor until payments have been received by Licensor or its authorized representative.

8.5 Records. Licensee shall keep true books of account containing an accurate record of all data necessary for the determination of compliance with this Agreement, and maintain the same throughout the License Period and for two (2) years thereafter.

8.6 Inspection of Books and Records. Licensor and its duly authorized representatives shall have the right, but not the obligation, no more frequently than once per calendar quarter and upon five (5) days’ written notice, to examine and copy all books and other records of the Licensee relating the Licensed Products and the subject matter of this Agreement during the License Period and for a period of two (2) years thereafter. Such examinations shall be limited to completed quarterly books and records and shall be conducted during regular business hours at the Licensee’s offices by a certified public accountant selected by Licensor. If any audit discloses deficiencies, said amount shall, upon Licensee’s receipt of an invoice by Licensor, be immediately paid to Licensor, and if any audit performed at Licensor’s expense discloses deficiencies of five percent (5%) or more of the total amount of Royalties paid to Licensor for the time period being audited, Licensee shall reimburse Licensor for the actual, out-of-pocket costs of such audit. Further, if it is determined by any audit (or by other conclusive evidence) that Licensee has sold any category(ies) of article(s) for which it does not have licensing rights hereunder, then Licensor shall, without waiving any other rights or remedies, be entitled to recover from Licensee one hundred percent (100%) of the proceeds from the sale of such merchandise.

8.7 Taxes. Licensee shall bear all taxes, duties and other governmental charges relating to or arising under this Agreement, including, without limitation, any provincial, local or federal income taxes (except withholding taxes on royalties imposed by applicable law or any taxes due on the net income of Licensor), any stamp or documentary taxes or duties, turnover, sales or use taxes, value added taxes, excise taxes, customs or exchange control duties or any other charges relating to or on any Royalty payable by Licensee to Licensor. Licensee shall obtain, at its own cost and expense, all licenses, bank approvals, and any other documentation necessary for the transmission of all payments relevant to Licensee’s performance under this Agreement.

8.8 Periodic Adjustment. The rate of the royalty set forth in Section 8.1 of this Article shall be reviewed annually by the parties no later than 45 days following the end of each year to ensure that it continues to reflect the arm’s-length value of the rights granted to Licensee under the terms of this Agreement. If any change to the royalty rate is determined by the mutual agreement of the parties to be appropriate for this purpose, then an appropriate amendment to this Agreement shall be executed by the parties.

9. TRADEMARKS AND INTELLECTUAL PROPERTY RIGHTS

9.1 Ownership of Licensed Property. As between Licensor and Licensee, the Licensed Property (including all intellectual property rights in all materials of any kind created by or on behalf of Licensee in connection with this Agreement) and the goodwill appurtenant thereto are the sole and exclusive property of Licensor. Licensee acknowledges that all uses of the Licensed Property hereunder and all the goodwill attached or which shall become attached to the Licensed Property in connection with the manufacture, sale, distribution, promotion and advertising of the Licensed Products shall inure solely to Licensor’s benefit. If Licensee acquires any rights in the Licensed Property, by operation of law or otherwise, Licensee hereby irrevocably assigns such rights to Licensor without further action by any of the parties.

9.2 Protection of Licensed Property. Licensee shall cooperate with Licensor as requested by Licensor and do whatever is reasonable and necessary for the protection of the Licensed Property. Licensee shall not do anything or authorize anyone to do anything which may adversely affect any rights of Licensor in the Licensed Property, or Licensor’s rights to the Licensed Marley Property, or which may reduce or dilute the value or distinctiveness of the Licensed Property or disparage or detract from the reputation and prestige of the brand encapsulated by the Licensed Property. Licensee shall not seek to register any trademark or other intellectual property right within the Licensed Property, or any name, mark or designation confusingly similar thereto for any products.

9.3 Use of Licensed Property. Licensee shall use and display the Licensed Property solely in connection with the Licensed Products. Licensee shall use and display the Licensed Property only in such form and manner as are specifically provided in this Agreement or approved by Licensor.

9.4 Trademark Notices. Licensee shall ensure that all Licensed Products sold by Licensee and all related quotations, specifications and descriptive literature, and all other materials carrying the Licensed Property, are marked with the appropriate trademark notices in accordance with Licensor’s instructions.

9.5 Infringement. Licensee shall notify Licensor in writing promptly but in any event no later than (5) days, upon learning of any suspected infringement, misappropriation, or other violation of the Licensed Property, including but not limited to imitation or counterfeiting of Licensed Products. Licensor thereupon shall at its sole discretion take such action as it deems advisable for the protection of its rights in and to the Licensed Property. Licensee agrees not to contact any suspected infringer, not to make any demands or claims, not to institute any suit nor take any other action on account of such infringements, misappropriations or other violations without first obtaining the prior express written consent of Licensor. Licensee shall provide reasonable assistance to Licensor in all respects, including, without limitation, by joining any one or more lawsuits in connection therewith as a party and by causing their officers to execute pleadings and other related documents. The institution and conduct of litigation, the selection of attorneys and the settlement of litigation and claims affecting the Licensed Property shall be entirely within the discretion of Licensor and under Licensor’s control. Unless otherwise agreed, all costs and expenses, including reasonable legal and investigative fees incurred in connection with any such actions which are so undertaken, shall be borne entirely by Licensor, and Licensor shall be solely entitled to any monetary recovery obtained. Nothing herein shall be construed as imposing a duty or obligation upon Licensor to take any action against any alleged infringer, nor to relieve Licensee from full compliance with any of the terms of this Agreement in the event that Licensor does not take any such action or is unsuccessful in its action against any alleged infringer.

9.6 Future Changes. From time to time, Licensor may modify, update, or change the Licensed Property and/or Licensed Product, including but not limited to changes to the spelling, designs, fonts, logos, or colors of the Licensed Property or changes in the recipes or formulations of the Licensed Product. The Licensed Rights shall extend to all such modifications, updates, or changes.

9.7 If Licensee wishes to independently develop its own formulation and/or recipes (collectively, the “Licensee Development”) for the Licensed Product and wishes to use any of the Licensee Development on or in connection with the Licensed Property, Licensee must first obtain prior, written consent of the Licensor. Licensee Development shall remain the sole and exclusive property of the Licensee so long as the Licensee Development is not identical with, clearly derived from, or based on, or that includes any of the Licensor’s intellectual property rights in the Licensed Property.

10. TERM AND TERMINATION

10.1 License Period. The License Period shall commence as of the date set forth on the License Schedule, and shall continue until the date or for the period of time set forth on License Schedule, unless extended or terminated earlier as provided herein or by operation of law.

10.2 Termination for Cause. Upon the occurrence of any of the following defaults, then, in addition to and without prejudice to any rights which it may have at law, Licensor shall have the right to terminate this Agreement immediately upon written notice to Licensee:

(a) Licensee files or has filed against it a petition in bankruptcy, reorganization or for the adoption of an arrangement under any present or future bankruptcy, reorganization or similar law, makes an assignment for the benefit of its creditors or is adjudicated bankrupt, or a receiver, trustee, liquidator or sequestrator of all or substantially all of Licensee’s assets is appointed, or any secured creditor of Licensee exercises or purports to exercise any right or remedy as a secured creditor with respect to any collateral consisting, in whole or in part, of this Agreement, or the rights granted to Licensee hereunder;

(b) Licensee is more than thirty (30) days late in making any undisputed Royalty payments required by Section 8.4 on two (2) or more occasions during the License Period;

(c) Licensee fails to obtain or maintain product liability insurance in the amount of the type provided for in Section 13 herein;

(d) if on more than two (2) occasions Licensor finds that Licensee or a Manufacturer is not in material compliance with this Agreement after an Inspection pursuant to Section 6.2;

(e) Licensee becomes subject to any voluntary or involuntary order by a government or governmental agency, regulatory body, court, or the like, ordering the withdrawal, discontinuance, removal or recall of any Licensed Product;

(f) Licensee becomes subject to any voluntary or involuntary order by a government or governmental agency, regulatory body, court, or the like, ordering the withdrawal, discontinuance, removal or recall of any competitive product manufactured or distributed by Licensee, which results in a disparaging effect on Licensor, its business, or its affiliates;

(g) Licensee materially violates any applicable law or regulation necessary for the operation of its business, including without limitation, health and safety laws, licensing requirements, zoning laws, and employment and labor laws, or if any assets of the Licensor or Licensee are seized or appropriated by any government or governmental authority, provided that a de minimis violation made during a good faith effort to comply shall not be deemed a material breach of this Agreement for which Licensor is entitled to terminate;

(h) Licensee or its principal(s) is subject to a bona fide allegation that Licensee or such principal has engaged in any activity that has a disparaging effect on Licensor, its business, or its affiliates, including but not limited to any fraud, financial wrongdoing, or immoral or unethical business practices;

(i) Licensee breaches a covenant set forth in Section 1.4;

(j) Licensor becomes subject to a determination by a government or governmental agency, regulatory body, court, or other equivalent governing body, that Licensor is required to obtain an approval, license or certification from such agency, body or court in order for

Licensee to fulfill its obligations or to continue selling Licensed Products in the Licensed Territory under this Agreement, and such approval, license or certification is impossible or impracticable;

(k) There is a change in control of the Licensee. Change of control shall mean a substitution or replacement of the Licensee’s regulating or governing body, including but not limited to the sale of substantially all assets, a transfer of more than fifty (50) percent of voting stock, a change in a majority of the Licensee’s board members, or a change in the power to direct or cause the direction of the management and policies of the Licensee, whether by contract or through otherwise direct or indirect ownership.

10.3 Other Termination Rights. In the event of an alleged breach by either party of any of the terms of this Agreement not covered by Section 10.2 hereof, the party suffering such breach shall give written notice to the other party, specifying the type and circumstances pertaining to such breach in form sufficient to enable opportunity for correction thereof by the party allegedly in breach. If such breach shall not have been remedied to the satisfaction of the non-breaching party (in its sole discretion) during a thirty (30) day period immediately following the receipt of such notice, the party giving said notice shall have the right to terminate this Agreement. In the event that the breach is remedied within such thirty (30) day period to the satisfaction of the non-breaching party (in its sole discretion), this Agreement shall continue in full force and effect the same as if no notice had been given. Waiver by any party of its right to terminate because of any one breach shall not constitute a waiver of any subsequent breach of the same or of a different nature.

10.4 Effect of Termination. Upon any expiration or termination of this Agreement all rights granted to Licensee hereunder shall cease and terminate and all accrued payments to Licensor shall be paid to Licensor within thirty (30) days of such expiration or termination. No termination of this Agreement by expiration or otherwise shall relieve or release any party from any of its obligations hereunder with respect to payments due under this Agreement.

10.5 Inventory. Licensee shall furnish to Licensor, not less than twenty-one (21) days before the expiration of the License Period and not more than fifteen (15) business days after receipt of a notice of termination, termination by operation of Law or the automatic termination of this Agreement, a statement certified by an authorized representative of Licensee showing the number and description of the Licensed Products and/or Advertising and Promotion materials on-hand held for Licensee’s inventory or in process of manufacture (collectively, “Inventory”), specifying the quantity, type, class, category, SKU number and condition of all items of the Inventory. Except as Licensor may otherwise agree, all cancelable orders for the production of Licensed Products shall promptly be canceled.

10.6 Licensor’s Option. Licensor (or its designee) shall have the option (but not the obligation), exercisable by written notice delivered to Licensee within thirty (30) days after its receipt of the Inventory Exhibit, to purchase any or all of the Inventory for an amount equal to the cost of the Inventory. In the event Licensor notifies Licensee that it is exercising its purchase option, Licensee shall deliver to Licensor or its designee all of the Inventory referred to in Licensor’s notice within fifteen (15) days after receipt of such notice, subsequent to receipt of all regulatory approvals required to undertake such delivery. Licensor shall pay Licensee for such Inventory as is in marketable, first quality condition within thirty (30) days after its receipt thereof, after deduction from the purchase price all amounts owed by Licensee hereunder.

10.7 Sell-off Period. In the event Licensor does not exercise its purchase option or purchases less than all of the Inventory, and if the License expires or is terminated by Licensor other than under Section 10.2 of this Agreement, Licensee (but no other person or entity) shall have the right to sell the remaining Licensed Products within the Licensed Territory for a period of three (3) months immediately following expiration of the License Period (“Sell-off Period”) provided that: (a) the provisions of this Agreement, including those concerning the calculation and payment of Royalties, shall remain in force and effect during the Sell-off Period; (b) Licensee shall have no exclusive rights during the Sell-off Period; and (a) within thirty (30) days from the expiration of the Sell-off Period, Licensee shall furnish to Licensor a statement showing the quantity, type, class, category, SKU number and condition of Licensed Article(s) and/or Advertising and Promotion materials then on hand or held for Licensee’s inventory (“Final Inventory”). Licensee’s right of sell-off shall itself terminate automatically if Licensee breaches any term, condition, obligation, representation or warranty herein during the Sell-off Period. After the expiration of the Sell-off Period, Licensee shall destroy all Licensed Products and and/or Advertising and Promotion materials remaining in Licensee’s possession which are identified in any manner by or with the Licensed Property, and shall submit a statement certified by an authorized representative of Licensee attesting to and detailing the destruction of such Licensed Products.

10.8 Injunction. Licensee acknowledges that the Licensed Property possesses a special, unique, and extraordinary value which makes difficult the assessment of monetary damages that would be sustained by Licensor from the unauthorized use of the Licensed Property, and that irreparable injury would be caused by such use. Licensee further acknowledges that it would be difficult to fully compensate Licensor for damages for any violation by Licensee of the provisions of this Agreement relating to the protection of, or the use of the Licensed Property and/or other intellectual property of Licensor. Accordingly, Licensee specifically agrees that Licensor shall be entitled to temporary and permanent injunctive relief to enforce said provisions.

11. INDEMNIFICATION

11.1 By Licensee. Licensee shall defend, indemnify and hold harmless Licensor and its affiliates, directors, officers, shareholders, employees, representatives and agents from and against any and all claims, judgments, liabilities, damages, penalties, losses or expenses (including, without limitation, amounts paid in settlement, attorney’s fees, court costs and other legal expenses) of any kind whatsoever actually or allegedly arising out of or resulting in any way from or in connection with (a) the Licensed Products, Advertising and Promotion; (b) any act or omission of Licensee, its affiliates, directors, officers, shareholders, employees, representatives and/or agents of any of the foregoing relating to such entities’ use or misuse of the Licensed Property; (c) Licensee’s unauthorized or unlicensed use of third party materials and/or third party intellectual property rights in conjunction with the Licensed Products; and (d) the breach of any of Licensee’s representations, warranties and agreements set forth herein.

11.2 By Licensor. Licensor shall defend, indemnify and hold harmless Licensee and its affiliates, directors, officers, shareholders, employees, representatives and agents from and against any and all claims, judgments, liabilities, damages, penalties, losses or expenses (including, without limitation, amounts paid in settlement, attorney’s fees, court costs and other legal expenses) arising out of or relating solely to a third-party claim that the use by Licensee of the Licensed Property in strict accordance with the terms of this Agreement violates the rights of such third party.

11.3 Claims Procedures. As to any claims falling within the scope of the foregoing indemnifications: (a) each party agrees promptly to notify the other of and keep the other fully advised with respect to such claims and the progress of any suits in which the other party is not participating; (b) each party will have the right to assume, at its sole expense, the defense of a claim or suit made or filed against the other party; (c) each party will have the right to participate, at its sole expense, in any suit instituted against it and to approve any attorneys selected by the other party to defend it, which approval will not be unreasonably withheld or delayed; and (d) a party assuming the defense of a claim or suit against the other party will not settle such claim or suit without the prior written approval of the other party, which such approval will not be unreasonably withheld or delayed.

12. REPRESENTATIONS AND WARRANTIES

12.1 By Licensor. Licensor represents and warrants to Licensee that it has the full right, power and authority to grant the rights herein granted to Licensee, including the right to license the Licensed Property in the Licensed Territory. Except as expressly set forth herein, Licensor makes no representations or warranties as to the Licensed Property.

12.2 By Licensee. Licensee represents and warrants to Licensor that:

(a) it has obtained, or will obtain prior to conducting any activities in the Licensed Territory, all approvals, licenses and certifications necessary to perform its activities hereunder, and will maintain same in good standing during the entirety of the License Period;

(b) it has adequate resources and personnel to sell, distribute and promote the Licensed Products within the Licensed Territory, and all such personnel have obtained and will maintain all occupational licenses and certification necessary to perform such duties;

(c) it shall exercise commercially reasonable efforts to manufacture sufficient quantities of the Licensed Products to fill orders and to meet the market demand in the Licensed Territory;

(d) it shall at all times comply with all applicable laws, rules and regulations, including those regarding the manufacturing, importation, packaging, promotion and sale of Licensed Products, provided that a de minimis violation made during a good faith effort to comply shall not be deemed a material breach of this Agreement for which Licensor is entitled to terminate;

(e) it is not aware of any violations of Applicable Law by Licensee or any Manufacturer which in any way relate to the manufacturing of the Licensed Products;

(f) all Licensed Products will be manufactured, stored, packaged, handled and shipped in a sanitary manner and in accordance with the product specifications and Applicable Law;

(g) the manufacture of the Licensed Products by Licensee and/or Manufacturer does not violate, infringe upon or misappropriate the patent rights and/or any other intellectual property rights of any third party;

(h) it shall not use the Licensed Property except as specifically permitted under this Agreement;

(i) it will advertise and promote the Licensed Products in accordance with the applicable Brand Guidelines;

(j) it and its principals will conduct its business and affairs in a professional and workmanlike manner; and

(k) it is authorized to enter into this Agreement and to exploit the rights herein granted hereunder and is under no disability, restriction or prohibition from entering into or performing its obligations under this Agreement.

12.3 Standards of Manufacturing Practices. License certifies that the manufacturing of the Licensed Products will conform to the following standards (“Standards of Manufacturing Practices”):

(a) Forced Labor. Licensee certifies that it does not use any forced labor – prison, indentured, bonded or otherwise.

(b) Child Labor. Licensee certifies that no person shall be employed in any factory at an age younger than 15 (or 14 where the law of the country of manufacture allows) or younger than the age for completing compulsory education in the country of manufacture where such age is higher than 15.

(c) Harassment or Abuse. Licensee certifies that it has established policies requiring every employee shall be treated with respect and dignity, and prohibiting any physical, sexual, psychological or verbal harassment or abuse of employees.

(d) Nondiscrimination. Licensee certifies that it has established policies against discrimination in employment, including hiring, salary, benefits, advancement, discipline, termination or retirement, on the basis of race, religion, gender, age, disability, sexual orientation, nationality, political opinion, social or ethnic origin, or any other characteristic that is protected by applicable law.

(e) Health and Safety. Licensee certifies that workers will be provided a safe and healthy working environment designed to prevent accidents and injury to health arising out of, linked with, or occurring in the course of work or as a result of the operation of contractors’ facilities.

(f) Freedom of Association and Collective Bargaining. Licensee certifies that, as applicable, employees’ rights to freedom of association and collective bargaining will be recognized and respected.

(g) Wages and Benefits. Licensee certifies that it complies with all applicable wage and hour laws and regulations, and that employees will be paid at least the minimum wage required by local law, or the prevailing industry wage, whichever is greater.

(h) Hours of Work/Overtime. Licensee certifies that it complies with applicable regulations concerning work hours mandated by local laws and uses overtime only when employees are compensated according to local law. Licensee further certifies that it will not allow employees to exceed the maximum number of overtime hours provided by local laws.

(i) Benefits. Licensee certifies that it complies with all applicable provisions for legally-mandated benefits, including but not limited to heath care; child care; sick leave; contributions for social security; life, health, worker’s compensation and other insurance mandated by local law.

(j) Environment. Licensee certifies that it complies with all applicable local, regional, provincial, and country environmental regulations.

(k) Documentation and Inspection. Licensee agrees to: (i) certify to Licensor in writing, as requested by Licensor, that each of the above-listed standards is being met; (ii) maintain on file such documentation as may be needed to demonstrate compliance with the Standards of Manufacturing Practices; (iii) make these documents available in the English language to Licensor for inspection upon request; and (iv) provide employees with the opportunity to report noncompliance with the Standards of Manufacturing Practices, free from punishment or prejudice for so doing.

13. INSURANCE. Licensee shall obtain and maintain in full force and effect during the License Period and for a period of not less than two (2) years thereafter, at its sole cost and expense, the following insurance: (a) comprehensive general liability insurance (including, without limitation, coverage for bodily injury, personal injury, property damage, and casualty loss) in an amount not less than Five Million Dollars (US $5,000,000) per occurrence or per claim; (b) product liability insurance providing full indemnification and defense against any claims, liabilities, damages, demands and causes of action, actual or alleged, arising out of any defects in or use or misuse of the Licensed Products in an amount not less than Two Million Dollars (US $2,000,000) per occurrence or per claim; and (c) workers’ compensation and employers’ liability insurance, where applicable, in accordance with local law. Said insurance coverage shall be primary and non-contributing with respect to any other insurance or self-insurance which may be maintained by Licensor, and shall name Licensor, and its officers, directors, employees, representatives, attorneys and agents as additional insureds. Licensee will provide evidence of such insurance to Licensor, including certificates of insurance and a copy of all current applicable insurance policies, before commercial sale of the Licensed Products as provided hereunder. Licensee or its insurance carrier shall provide Licensor with certificates of insurance and a copy of all insurance policies upon each policy renewal, rewriting or change. Licensee or its insurance carrier shall further provide written notice to Licensor at least thirty (30) days prior to any insurance policy cancellation, lapse or termination for any reason whatsoever.

14. LIMITATION OF LIABILITY. EXCEPT FOR LIABILITY FOR INDEMNIFICATION, LIABILITY FOR BREACH OF CONFIDENTIALITY, OR LIABILITY FOR INFRINGEMENT OR MISAPPROPRIATION OF INTELLECTUAL PROPERTY RIGHTS, IN NO EVENT SHALL LICENSOR OR ITS REPRESENTATIVES BE LIABLE FOR CONSEQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR ENHANCED DAMAGES, LOST PROFITS OR REVENUES OR DIMINUTION IN VALUE, ARISING OUT OF OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF (A) WHETHER SUCH DAMAGES WERE FORESEEABLE, (B) WHETHER OR NOT LICENSEE WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND (C) THE LEGAL OR EQUITABLE THEORY (CONTRACT, TORT OR OTHERWISE) UPON WHICH THE CLAIM IS BASED, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE.

15. CONFIDENTIALITY

15.1 For the purposes of this Agreement, the term “Confidential Information” shall mean any and all proprietary information, financial information, technical data, trade secrets and know- how, including, without limitation, research, product plans, products, services, Customers, customer lists, potential licensees, suppliers, retailers, supplier/subcontractors, markets, developments, inventions, processes, formulas, technology, designs, drawings, manufacturing information, marketing, finances and other business information, which is obtained, received, developed or derived by any party hereto, either directly or indirectly, by any means of communication or expression, whether or not marked “proprietary” or “confidential,” prior to or during the License Period. For the avoidance of doubt, Confidential Information shall also include any and all recipes and formulations of the Licensed Products as well as modifications, updates, and changes therefrom. Confidential Information shall also include the terms and conditions of this Agreement, to the extent not publicly disclosed. As used in this Agreement, the term Confidential Information shall not include information that the receiving party is able to demonstrate by clear evidence: (a) was in the possession of or known by the receiving party before its receipt from the disclosing party, without an obligation to maintain its confidentiality, as evidenced by existing documentation prior to receipt from the disclosing party; (b) is or becomes generally known to the public without violation of this Agreement; (c) is obtained by the receiving party from a third party, without an obligation to maintain its confidentiality; or (d) is independently developed by the receiving party without use of the disclosing party’s information.

15.2 Each party acknowledges that it may have access to the other party’s Confidential Information, whose value may be impaired by misuse or by disclosure to third parties. The receiving party agrees that it will not disclose such Confidential Information to third parties, or use such Confidential Information except to perform its obligations under this Agreement. The receiving party shall not disclose or permit access to Confidential Information other than to its employees, officers, attorneys, and affiliates (collectively, “Representatives”) who: (1) need to know such

Confidential Information for the purposes of performing its obligations under this Agreement; (b) know of the existence and terms of this Agreement; and (c) are bound by confidentiality obligations no less protective of the Confidential Information than the terms contained herein. The receiving party shall safeguard the Confidential Information from unauthorized use, access, or disclosure using at least the degree of care it uses to protect its most sensitive information and no less than a reasonable degree of care. The receiving party shall promptly notify the disclosing party of any unauthorized use, access, or disclosure of the Confidential Information and shall take its best effort and cooperate with the disclosing party to prevent further use or disclosure. The receiving party will be responsible for any breach of this Agreement caused by its Representatives. Following the expiration or termination of this Agreement, no party shall disclose or use any of the other party’s Confidential Information for any purpose, unless otherwise agreed in writing by the disclosing party.

15.3 All Confidential Information will remain the property of the disclosing party and shall be either returned or destroyed upon the written request of the disclosing party. The confidentiality of Confidential Information and the obligation of confidentiality hereunder shall survive any expiration or termination of this Agreement until such time as the information in question ceases to be confidential.

16. MISCELLANEOUS

16.1 No Partnership. Nothing contained in this Agreement shall create or be deemed to create any agency, fiduciary, partnership, franchise, or joint venture relation between Licensor and Licensee. No party hereto shall have the power to obligate or bind the other party in any manner whatsoever.

16.2 Governing Law and Forum. This Agreement, and any disputes arising from it, shall be construed according to the laws of the State of Washington. The parties agree to accept the exclusive jurisdiction and venue of the state and federal courts located in King County, Washington for the adjudication of any dispute arising in connection with or related to this Agreement or the interpretation of this Agreement. The parties further agree that neither shall argue that federal law renders this Agreement or any portion of it unenforceable or void by operation of federal law.

16.3 Survival. The terms of Sections 1.4 (Covenants), 7.3 (Complaints), 7.4 (Recalls), 8 (Statements, Payments, Records, Taxes), 9.1 (Ownership of Licensed Property), 9.2 (Protection of Licensed Property), 9.5 (Infringement), 10.4 (Effect of Termination), 10.5 (Inventory), 10.6 (Licensor’s Option), 10.7 (Sell-Off Period), 10.8 (Injunction), 11 (Indemnification), 12 (Representations and Warranties), 13 (Insurance), 14 (Limitation of Liability), 15 (Confidentiality), and 16 (Miscellaneous), and any rights, obligations, or required performance of the parties in this Agreement, which, by its express term or nature and context is intended to survive termination, cancellation, or expiration of this Agreement, will survive any such termination, cancellation, or expiration.

16.4 Severability. If any provision of this Agreement is held illegal or unenforceable in a judicial proceeding, such provision shall be modified to the minimum extent necessary to make it enforceable, unless that modification is not permitted by law, in which case that provision will be disregarded, but only to the extent necessary; provided that the rest of the agreement will remain in effect as written.

16.5 Waiver. Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

16.6 Assignment. Licensee may not assign, delegate, sublicense, or otherwise transfer any of its rights or obligations hereunder, whether through a merger, acquisition, or otherwise, except with the prior written consent of Licensor, which shall not be unreasonably withheld. Licensor may assign its rights and obligations under this Agreement to any person or entity upon prior written notice to Licensee. Subject to the restraints on assignment set forth above, this Agreement shall be binding upon and shall inure to the benefit of all successors and assigns of the parties.

16.7 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

16.8 Entire Agreement. This Agreement, including the License Schedule, constitutes the entire agreement between Licensor and Licensee concerning the subject matter hereof and supersedes all prior and contemporaneous agreements between the parties. The provisions of this Agreement may only be amended by a subsequent instrument in writing clearly purporting to effect such amendment and signed by both Parties.

16.9 Notices. All notices, requests, demands and other communications required or permitted to be made hereunder shall be in writing and shall be deemed duly given if hand delivered against a signed receipt therefor, sent by registered or certified mail, return receipt requested, first class postage prepaid, sent by nationally recognized overnight delivery service, or sent by email, receipt of which has been confirmed by the recipient, in each case addressed to the party entitled to receive the same at the address specified below:

(a) If to Licensee:

High Park Cannabis

Corp. 517 Wellington

St. W. Toronto, ON

M5V 1G1 Canada

Email: legal@tilray.ca

(b) If to Licensor:

Docklight, LLC

1920 Eastlake

Ave E

Seattle, Washington, United States

98102 Attn: Legal Department

Email: ip@docklightbrands.com

Either party hereto may alter the address to which communications are to be sent by giving notice of such change of address in conformity with the provisions of this Section 16.8. Notice shall be deemed to be effective, if personally delivered, when delivered; if mailed, at midnight on the third business day after being sent by registered or certified mail; if sent by nationally recognized overnight delivery service, on the next business day following delivery to such delivery service; or on the same day if sent by email, receipt of which has been confirmed by the recipient.

16.10 Section Headings. The headings herein are for convenience of reference only, do not constitute a part of this Agreement, and shall not be deemed to limit or affect any of the provisions hereof.

16.11 Dispute Resolution. The parties covenant and agree to use their diligent efforts to resolve any disputes that arise between them in the future and are related to this Agreement through negotiation and mutual agreement. Notwithstanding the foregoing, the parties acknowledge and agree that each of them shall have the right to seek immediate injunctive and other equitable relief through the courts in the event of any material breach of this Agreement by the other party that would cause the non-breaching party irreparable injury for which there would be no adequate remedy at law. The prevailing party in any action arising hereunder shall be entitled to recover from the non-prevailing party its reasonable costs and expenses, including attorneys’ fees and costs incurred in connection with such action or proceeding.

16.12 Publicity. Licensee shall not use the name of Licensor in any publicity or advertising and shall not issue a press release or otherwise publicize or disclose any information related to this Agreement or the terms or conditions hereof, without the prior written consent of Licensor.

16.13 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, electronic mail, or other means of electronic transmission will be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

16.14 Construction. Each party has carefully reviewed this Agreement, understands its terms, sought legal advice with respect to this Agreement, and has relied wholly on its own judgment and knowledge and has not been influenced to any extent whatsoever in making this Agreement by any representations or statements made by any other party or anyone acting on behalf of any other party. Any rules of construction construing an agreement against the drafting party shall not apply to the construction of this Agreement. The License Schedule referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if it were set forth verbatim herein.

16.15 Complete Understanding. This Agreement contains the full and complete understanding of the parties and replaces any prior understanding or arrangement between the Parties, whether oral or written.

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LICENSE SCHEDULE

LICENSED PROPERTY:

Wordmark: MARLEY NATURAL Design Marks:	Wordmark: GOODSHIP Design Marks:	Wordmark: DUTCHY Design Marks:

1	1	1

2	2	2

3	3	3

4	Wordmark: IRISA Design Marks:	Wordmark: HEADLIGHT Design Marks:

5	1	1

6	2	2

Wordmark: GRAIL Design Marks:	Wordmark: FINAL FRONTIER Design Marks:	Wordmark: WALLOPS Design Marks:

1	1	1

2		2

Wordmark: FREQUENT FLYER Design Marks:		3

1	FREQUENT FLYER DESIGN MARKS TBD	4

LICENSED PRODUCTS: Cannabis flower, cannabis extract in any form, any ingestible or inhalable product containing cannabis extract, any product used in association with cannabis in any form, or any other cannabis derived products qualified for sale or consumption in the Territory under Applicable Law.

LICENSE PERIOD: Five (5) years commencing on the date set forth below. The term shall automatically renew for successive five-years period unless terminated by either Party upon six (6) months written notice to the other Party or in accordance with this Section 10.

LICENSED TERRITORY: Adult use market in Canada.

ROYALTY: Licensee will remit to Licensor a fee as set forth below, due and payable quarterly in arrears according to the provisions set forth in Section 8.4 of the Agreement.

MARK	ROYALTY
Marley Natural	7.5% of Licensed Product Net Sales
Goodship	7.5% of Licensed Product Net Sales
Dutchy	2.5% of Licensed Product Net Sales
Headlight	2.5% of Licensed Product Net Sales
Irisa	2.5% of Licensed Product Net Sales
Grail	2.5% of Licensed Product Net Sales
Final Frontier	2.5% of Licensed Product Net Sales
Wallops	2.5% of Licensed Product Net Sales
Frequent Flyer	2.5% of Licensed Product Net Sales

By signing below, I agree to observe and be bound by the Trademark License Terms and Conditions.

LICENSEE:  High Park Cannabis Corp

By:  /s/ Brendan Kennedy                    Date: February 13, 2018

Name: Brendan Kennedy

Title: President

Email: legal@tilray.ca

Address for Notice: 517 Wellington St. W.

Toronto, ON M5V 1G1

Acknowledged and agreed on behalf of DOCKLIGHT, LLC:

By:  /s/ Brendan Kennedy

Name: Brendan Kennedy

Title: President